Herc Holdings Reports Third Quarter and Nine Months 2021 Results

Third Quarter 2021 Highlights

–Equipment rental revenue increased 29.2% to $519.6 million
–Total revenues increased 20.5% to $550.4 million
–Net income increased to $72.3 million or $2.37 per diluted share
–Adjusted EBITDA expanded 25.0% to $245.9 million
–Adjusted EBITDA margin rose 160 basis points to 44.7%
–Pricing improved 2.8%
–Year-to-date free cash flow was $114.6 million
–The Company affirmed its full year 2021 guidance range for adjusted EBITDA of $870 million to $890 million and net capital fleet expenditures of $500 million to $550 million
–The Company declared its first quarterly dividend of $0.50 per share, to holders of record as of October 20, 2021 and payable on November 4, 2021

Bonita Springs, Fla., October 21, 2021 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended September 30, 2021. Equipment rental revenue was $519.6 million and total revenues were $550.4 million in the third quarter of 2021, compared to $402.3 million and $456.7 million, respectively, for the same period last year. The Company reported net income of $72.3 million, or $2.37 per diluted share, in the third quarter of 2021, compared to $39.9 million, or $1.35 per diluted share, in the same 2020 period. Third quarter 2021 adjusted net income was $72.7 million, or $2.38 per diluted share, compared to $39.8 million, or $1.35 per diluted share, in 2020. See page A-5 for the adjusted net income and adjusted earnings per share calculations.
"Our third quarter performance illustrates how Herc Rentals is shifting into high gear to capitalize on the benefits of operating leverage and scale that we discussed at our Investor Day," said Larry Silber, president and chief executive officer. "We achieved another record for total revenues and adjusted EBITDA in the third quarter of 2021. Total revenues increased 21% and adjusted EBITDA grew 25% compared to the same period last year. Dollar utilization was also a record 46.0%, enhanced by steady demand in our markets and a positive operating environment. Our long term strategy is driving results and we are positioned for a record year in 2021."
2021 Third Quarter Financial Results

•Equipment rental revenue increased 29.2% to $519.6 million compared to $402.3 million in the prior-year period.

•Total revenues increased 20.5% to $550.4 million compared to $456.7 million in the prior-year period. The year-over-year increase of $93.7 million was related primarily to an increase in equipment rental revenue of $117.3 million, partially offset by a decrease of $28.7 million in sales of rental equipment.

•Pricing increased 2.8% compared to the same period in 2020.

•Dollar utilization increased to 46.0% compared to 37.6% in the prior-year period.

•Direct operating expenses (DOE) of $225.9 million increased 33.4% compared to the prior-year period. The $56.5 million increase was primarily due to higher personnel-related costs, and increases related to higher year-over-year volume such as delivery and freight, maintenance and re-rent expense.

•Selling, general and administrative expenses (SG&A) increased 33.6% to $81.5 million compared to $61.0 million in the prior-year period. The $20.5 million increase was primarily attributed to increases in selling expenses, including commissions and bonus incentives, and travel expenses as business travel returned to pre-pandemic levels.

•Interest expense decreased to $21.4 million compared to $22.4 million in the prior-year period. The decrease was primarily related to both lower interest rates and balances of the Company's ABL Credit Facility in 2021.

•The income tax provision was $23.8 million compared to $11.7 million for the prior-year period. The increase was driven primarily by the level of pre-tax income.

•The Company reported net income of $72.3 million compared to $39.9 million in the prior-year period. Adjusted net income was $72.7 million compared to $39.8 million in the prior-year period.

•Adjusted EBITDA increased 25.0% to $245.9 million compared to $196.7 million in the prior-year period.

•Adjusted EBITDA margin increased 160 basis points to 44.7% compared to 43.1% in the prior-year period.

2021 Nine Months Financial Results

•Equipment rental revenue increased 22.5% to $1,368.0 million compared to $1,116.4 million in the prior-year period.

•Total revenues increased 18.6% to $1,495.1 million compared to $1,260.9 million in the prior-year period. The year-over-year increase of $234.2 million was related primarily to an increase in equipment rental revenue of $251.6 million, partially offset by a decline in sales of rental equipment of $25.6 million.

•Pricing increased 1.6% compared to the same period in 2020.

•Dollar utilization increased to 42.4% compared to 34.7% in the prior-year period.
•Direct operating expenses (DOE) of $611.9 million increased 21.6% compared to the prior-year period. The $108.6 million increase was primarily due to higher personnel-related costs, and increases related to higher volume such as delivery and freight expenses, maintenance and re-rent expense.

•Selling, general and administrative expenses (SG&A) increased 17.8% to $221.0 million compared to $187.6 million in the prior-year period. The $33.4 million increase was primarily attributed to selling expenses, including commissions and bonus incentives, general payroll and benefit increases including higher stock compensation expense, offset by a reduction in bad debt expense due to continued improvement in collections.

•Interest expense decreased to $63.8 million compared to $70.1 million in the prior-year period. The decrease was primarily related to both lower interest rates and balances of the Company's ABL Credit Facility in 2021.

•The income tax provision was $46.7 million compared to $10.9 million for the prior-year period. The provision in the nine months ended September 30, 2021 was primarily driven by the level of pre-tax income.

•The Company reported net income of $152.3 million compared to $38.2 million in the prior-year period. Adjusted net income was $153.6 million compared to $48.2 million in the prior-year period.

•Adjusted EBITDA increased 29.3% to $638.2 million compared to $493.7 million in the prior-year period.

•Adjusted EBITDA margin increased 350 basis points to 42.7% compared to 39.2% in the prior-year period.

Capital Expenditures

•The Company reported net rental equipment capital expenditures of $360.9 million for the nine months of 2021. Gross rental equipment capital expenditures were $447.0 million compared to $273.2 million in the comparable prior-year period. Proceeds from disposals were $86.1 million compared to $114.1 million last year. See page A-5 for the calculation of net rental equipment capital expenditures.

•As of September 30, 2021, the Company's total fleet was approximately $4.1 billion at OEC.

•Average fleet at OEC in the third quarter increased year-over-year by 4.3% compared to the prior-year period.

•Average fleet age was 48 months as of September 30, 2021 compared to 47 months in the comparable prior-year period.

Disciplined Capital Management

•The Company generated $114.6 million in free cash flow in the nine months of 2021, compared to $237.1 million in the same period in 2020.

•Cash and cash equivalents were $35.2 million and unused commitments under the ABL Credit Facility and AR Facility contributed to $1.4 billion of liquidity as of September 30, 2021. Net debt was $1.8 billion as of September 30, 2021, with net leverage of 2.1x compared to 2.5x in the same prior-year period.

•The Company's net leverage of 2.1x is at the low end of the targeted net leverage range of 2.0x to 3.0x.

•The Company also recently declared the payment of its first quarterly dividend of $0.50, payable to record holders as of October 20, 2021, with payment date of November 4, 2021.

Outlook

The Company affirmed its full year 2021 and 2022 guidance ranges of:

	2021	2022
Adjusted EBITDA:	$870 million to $890 million	$1,050 million to $1,150 million
Net rental equipment capital expenditures:	$500 million to $550 million	$820 million to $1,120 million

"We shared our 2021 to 2024 annual goals for organic CAGR growth of 12% to 15% in rental revenue and 17% to 20% in adjusted EBITDA at our recent Investor Day," said Silber. "We have strong momentum and intend to invest in new locations, fleet and acquisitions to enhance our urban density and improve our operating leverage and scale. We are committed to a capital allocation plan that balances our investment growth options between organic and acquisition growth.

In addition, we are pleased to establish the payment of a quarterly dividend of $0.50, with the first payment scheduled for November 4. We believe that our commitment to a dividend will help to broaden our shareholder base, and that we are well positioned to execute our strategy and deliver value to all of our stakeholders."

Subsequent Event

The Company entered into a purchase agreement to acquire Toronto-based Rapid Equipment Rental Limited (Rapid Equipment) on October 7. Rapid Equipment, a full-service general equipment rental company was founded in 2013, and is comprised of 110 employees and seven locations serving construction and industrial customers throughout the Greater Toronto Area. The transaction is subject to customary closing conditions with a plan to close in the fourth quarter of 2021.

Earnings Call and Webcast Information

Herc Holdings' third quarter 2021 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-877-883-0383 and international participants should call 1-412-902-6506, using the access code: 5039902. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 90 days after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial +1-877-344-7529 and international participants 1-412-317-0088 and enter the conference ID number 10159477.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with approximately 295 locations in North America. With over 55 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutions®, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 5,100 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2020 total revenues were approximately $1.8 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, including our ability to grow organically and through M&A, anticipated financing needs, business trends, the impact of and our response to COVID-19, our capital strategy, liquidity and capital management, and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Equipment rental	$519.6	$402.3	$1,368.0	$1,116.4
Sales of rental equipment	16.6	45.3	91.1	116.7
Sales of new equipment, parts and supplies	8.6	6.2	22.5	20.2
Service and other revenue	5.6	2.9	13.5	7.6
Total revenues	550.4	456.7	1,495.1	1,260.9
Expenses:
Direct operating	225.9	169.4	611.9	503.3
Depreciation of rental equipment	105.4	101.9	306.9	303.7
Cost of sales of rental equipment	13.7	46.3	76.8	118.3
Cost of sales of new equipment, parts and supplies	6.5	4.4	15.6	14.6
Selling, general and administrative	81.5	61.0	221.0	187.6
Impairment	—	—	0.4	9.5
Interest expense, net	21.4	22.4	63.8	70.1
Other (income) expense, net	(0.1)	(0.3)	(0.3)	4.7
Total expenses	454.3	405.1	1,296.1	1,211.8
Income before income taxes	96.1	51.6	199.0	49.1
Income tax provision	(23.8)	(11.7)	(46.7)	(10.9)
Net income	$72.3	$39.9	$152.3	$38.2
Weighted average shares outstanding:
Basic	29.6	29.2	29.6	29.1
Diluted	30.5	29.5	30.4	29.3
Earnings per share:
Basic	$2.44	$1.37	$5.15	$1.31
Diluted	$2.37	$1.35	$5.01	$1.30

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In millions)

	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$35.2	$33.0
Receivables, net of allowances	373.7	301.2
Other current assets	39.5	32.9
Total current assets	448.4	367.1
Rental equipment, net	2,506.1	2,260.4
Property and equipment, net	300.4	290.4
Right-of-use lease assets	362.2	255.9
Goodwill and intangible assets, net	499.8	396.4
Other long-term assets	15.7	18.2
Total assets	$4,132.6	$3,588.4

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$15.8	$15.8
Current maturities of operating lease liabilities	36.3	32.1
Accounts payable	201.8	125.8
Accrued liabilities	172.8	154.3
Total current liabilities	426.7	328.0
Long-term debt, net	1,792.0	1,651.5
Financing obligations, net	111.6	114.5
Operating lease liabilities	337.9	234.1
Deferred tax liabilities	511.9	474.0
Other long term liabilities	43.3	44.3
Total liabilities	3,223.4	2,846.4
Total equity	909.2	742.0
Total liabilities and equity	$4,132.6	$3,588.4

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$152.3	$38.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	306.9	303.7
Depreciation of property and equipment	40.9	41.2
Amortization of intangible assets	8.0	5.8
Amortization of deferred debt and financing obligations costs	2.4	2.6
Stock-based compensation charges	17.9	10.3
Impairment	0.4	9.5
Provision for receivables allowances	20.6	28.2
Deferred taxes	37.4	12.7
(Gain) loss on sale of rental equipment	(14.3)	1.6
Other	2.4	4.2
Changes in assets and liabilities:
Receivables	(81.2)	(14.5)
Other assets	(5.9)	(4.4)
Accounts payable	7.7	(1.9)
Accrued liabilities and other long-term liabilities	7.7	(13.2)
Net cash provided by operating activities	503.2	424.0
Cash flows from investing activities:
Rental equipment expenditures	(447.0)	(273.2)
Proceeds from disposal of rental equipment	86.1	114.1
Non-rental capital expenditures	(31.1)	(32.0)
Proceeds from disposal of property and equipment	3.4	4.2
Acquisitions, net of cash acquired	(225.2)	—
Proceeds from disposal of business	—	15.3
Net cash used in investing activities	(613.8)	(171.6)
Cash flows from financing activities:
Proceeds under revolving lines of credit and securitization	482.9	473.0
Repayments on revolving lines of credit and securitization	(355.0)	(694.7)
Principal payments under capital lease and financing obligations	(9.7)	(10.4)
Other financing activities, net	(5.3)	—
Net cash used in financing activities	112.9	(232.1)
Effect of foreign exchange rate changes on cash and cash equivalents	(0.1)	0.5
Net increase in cash and cash equivalents during the period	2.2	20.8
Cash and cash equivalents at beginning of period	33.0	33.0
Cash and cash equivalents at end of period	$35.2	$53.8

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income	$72.3	$39.9	$152.3	$38.2
Income tax provision	23.8	11.7	46.7	10.9
Interest expense, net	21.4	22.4	63.8	70.1
Depreciation of rental equipment	105.4	101.9	306.9	303.7
Non-rental depreciation and amortization	17.0	15.5	48.8	47.0
EBITDA	239.9	191.4	618.5	469.9
Non-cash stock-based compensation charges	5.5	5.4	17.9	10.3
Loss on disposal of business	—	—	—	2.8
Impairment	—	—	0.4	9.5
Other(1)	0.5	(0.1)	1.4	1.2
Adjusted EBITDA	$245.9	$196.7	$638.2	$493.7

Total revenues	$550.4	$456.7	$1,495.1	$1,260.9
Adjusted EBITDA	$245.9	$196.7	$638.2	$493.7
Adjusted EBITDA margin	44.7%	43.1%	42.7%	39.2%
(1) Merger and acquisition related, restructuring, and spin-off costs are included in Other.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, merger and acquisition-related costs, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income	$72.3	$39.9	$152.3	$38.2
Impairment	—	—	0.4	9.5
Loss on sale of business	—	—	—	2.8
Other(1)	0.5	(0.1)	1.4	1.2
Tax impact of adjustments(2)	(0.1)	—	(0.5)	(3.5)
Adjusted net income	$72.7	$39.8	$153.6	$48.2

Diluted shares outstanding	30.5	29.5	30.4	29.3

Adjusted earnings per diluted share	$2.38	$1.35	$5.05	$1.65
(1) Merger and acquisition related, restructuring, and spin-off costs are included in Other.
(2) The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities.

NET RENTAL EQUIPMENT CAPITAL EXPENDITURES
Unaudited
(In millions)

	Nine Months Ended September 30,
	2021	2020
Rental equipment expenditures	$447.0	$273.2
Proceeds from disposal of rental equipment	(86.1)	(114.1)
Net rental equipment capital expenditures	$360.9	$159.1

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Nine Months Ended September 30,
	2021	2020
Net cash provided by operating activities	$503.2	$424.0

Rental equipment expenditures	(447.0)	(273.2)
Proceeds from disposal of rental equipment	86.1	114.1
Net rental equipment expenditures	(360.9)	(159.1)

Non-rental capital expenditures	(31.1)	(32.0)
Proceeds from disposal of property and equipment	3.4	4.2
Free cash flow	$114.6	$237.1

Acquisitions, net of cash acquired	(225.2)	—
Proceeds from disposal of business	—	15.3
(Increase) decrease in Net Debt	$(110.6)	$252.4